LML PAYMENT SYSTEMS

news release

LML ENGAGES ERNST & YOUNG LLP AS AUDITOR

VANCOUVER, BC, April 2, 2002 - LML Payment Systems Inc. (the "Corporation") (NASDAQ: LMLP) announces that its board of directors has appointed Ernst & Young LLP Chartered Accountants as its independent auditors, replacing Arthur Andersen LLP ("Arthur Andersen"). The Corporation has received a high quality of service from Arthur Andersen since its engagement with the firm in December, 2000 and has valued the experience and insight which Arthur Andersen brought to the relationship.

Arthur Andersen has represented the Corporation as its independent accountants during the fiscal year ended March 31, 2001. Arthur Andersen's report on the financial statements of the Corporation has not contained an adverse opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. Furthermore, there were no disagreements between the Corporation and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

The Corporation is also pleased to announce it has extended the expiry date of 1,100,000 share purchase warrants which were part of a private placement of 1,100,000 Units completed on March 13, 2000 (the "Private Placement Warrants"). As part of a finder's fee in connection with the private placement, the Corporation issued a special warrant convertible into one common share for every ten Private Placement Warrants exercised (the "Special Warrant"). The expiry date of both the Private Placement Warrants and the Special Warrant was originally set to expire on March 31, 2002 and will now expire on March 31, 2003.

The Corporation, through its subsidiary LML Payment Systems Corp., is a financial payment processor providing check processing solutions including electronic check authorization, electronic check conversion (ECC) and primary and secondary check collection including electronic check re-presentment (RCK) to national, regional and local retailers. We also provide selective routing of debit, credit and EBT transactions to third party processors and banks for authorization and settlement. The Corporation's intellectual property estate, owned by subsidiary LML Patent Corp, includes U.S. Patent No. 6,354,491, No. 6,283,366, No. 6,164,528 and No. 5,484,988 which describe electronic check processing methods.

Statements contained in this news release which are not historical facts are forward-looking statements, subject to uncertainties and risks. For a discussion of the risks associated with the Corporation's business, please see the documents filed by the Corporation with the SEC.

CONTACTS:
Patrick H. Gaines
President and CEO
(604) 689-4440
Investor Relations: (800) 888-2260